Exhibit 99.1

THAON COMMUNICATIONS ANNOUNCES REVERSE SPLIT

San Luis Obispo, CA-- January 9, 2003, Thaon Communications, Inc. (OTC BB: THAO) announced today that it is executing a 50 to 1 reverse split of its common stock effective at the opening of business on Friday, January 10, 2003 for all shareholders of record as of January 9, 2003.

Also effective at the opening of business on Friday January 10, 2003, Thaon's stock ticker symbol will change to "THON.OB".

Thaon will have a total of approximately 2,684,312 shares of common stock outstanding after the split, allowing a slight variance for rounding. All fractional shares will be rounded up to the next whole share.

Additionally, Thaon announced that its subsidiary, Prime Time Media Solutions, filed Chapter 7 bankruptcy on December 31, 2002.

Thaon's President, Adam Anthony said, "These activities are part of our overall effort to get the company prepared to move forward with the acquisition we announced in September of last year. We have been pleased with the progress thus far and hope to complete the process in the near future."

On October 7, 2002, Thaon announced that it had signed a Letter of Intent to acquire a medical billing and practice management company (the "Company"). According to the Letter of Intent, the Company has agreed to be acquired by Thaon under the condition that Thaon is able to resolve outstanding legal, creditor and capital structure issues to the satisfaction of the Company.

Contact:    Adam Anthony, Voice: 805-547-3900, Email: IR@Thaon.net

Note: Any statements released by Thaon Communications that are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the Company's business prospects and performances. These include economic, competitive, governmental, technological and other factors discussed in the statements and in the Company's filings with the Securities and Exchange Commission.

Source: Thaon Communications